Exhibit 99.3

VENICE BRANDS ACQUISITION CORP. I

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

Effective ____________, 2021

I.	INTRODUCTION

The Nominating and Corporate Governance Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Venice Brands Acquisition Corp. I (the “Company”) to: (i) engage in succession planning for the Board; (ii) identify and screen individuals qualified to serve as directors (consistent with criteria approved by the Board); (iii) recommend to the Board candidates for nomination for election at the annual meeting of stockholders or to fill Board vacancies; (iv) develop and recommend to the Board a set of corporate governance guidelines; (v) coordinate and oversee the annual self-evaluation of the Board, its committees, individual directors and management in the governance of the Company; and (vi) review on a regular basis the overall corporate governance of the Company and recommend improvements for approval by the Board where appropriate.

II.	COMMITTEE MEMBERSHIP

A.	Composition

The Committee shall consist of at least three members of the Board. Except as otherwise directed by the Board, a director selected as a Committee member shall continue to be a member for as long as he or she remains a director or until his or her earlier resignation or removal from the Committee. Any member may be removed from the Committee by the Board, with or without cause, at any time.

B.	Chair

The Chair of the Committee shall be appointed from among the Committee members by, and serve at the pleasure of, the Board, shall preside at meetings of the Committee and shall have authority to convene meetings, set agendas for meetings, and determine the Committee’s information needs, except as otherwise provided by the Board or the Committee. In the absence of the Chair at a duly convened meeting, the Committee shall select a temporary substitute from among its members to serve as chair of the meeting.

C.	Independence

Each member of the Committee shall be an “independent” director who meets the New York Stock Exchange (“NYSE”) definition of “independence,” as determined by the Board, subject to any exceptions or cure periods that are applicable pursuant to the foregoing requirements and the phase-in schedules permitted under the rules of NYSE under which the Committee is required to have only one independent member at the time of listing, a majority of independent members within 90 days of listing and all independent members within one year of listing. Any action duly taken by the Committee shall be valid and effective, whether or not the members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership provided herein.

III.	AUTHORITY

In discharging its role, the Committee is empowered to inquire into any matter it considers appropriate to carry out its responsibilities, with access to all books, records, facilities and personnel of the Company, and, subject to the direction of the Board, the Committee is authorized and delegated the authority to act on behalf of the Board with respect to any matter necessary or appropriate to the accomplishment of its purposes.

The Committee shall have the sole discretion to retain or obtain advice from, oversee and terminate such outside counsel, experts, and other advisers as it determines appropriate to assist it in the full performance of its functions, including any search firm used to identify director candidates, and to approve the fees and other retention terms of any advisers retained by the Committee. The Company will provide appropriate funding (as determined by the Committee) for the payment of reasonable compensation to any such adviser.

IV.	COMMITTEE MEETINGS

The Committee shall meet as often as necessary to carry out its responsibilities, which, following the Company’s initial business combination, shall be at least quarterly and at such times and places as the Committee or its chairperson determines. The Committee may also act by unanimous written consent of its members.

Notice of meetings shall be given to all Committee members or may be waived, in the same manner as required for meetings of the Board. A majority of the members of the Committee shall constitute a quorum for a meeting and the affirmative vote of a majority of members present at a meeting at which a quorum is present shall constitute the action of the Committee. The Committee shall otherwise establish its own rules of procedure.

V.	DELEGATION

The Committee, by resolution approved by a majority of the Committee, may form and delegate any of its responsibilities to one or more subcommittees so long as such subcommittee is solely comprised of one or more members of the Committee and such delegation is not otherwise inconsistent with law and applicable rules and regulations of the U.S. Securities and Exchange Commission and NYSE.

VI.	KEY RESPONSIBILITIES

The following responsibilities are set forth as a guide for fulfilling the Committee’s purposes in such manner as the Committee determines is appropriate:

(a)

recommend to the Board for approval, review the effectiveness of, recommend modifications as appropriate to, and review Company disclosures concerning: (1) the Company’s policies and procedures for identifying and screening Board nominee candidates; (2) the process and criteria (including experience, qualifications, attributes, diversity or skills in light of the Company’s business and structure) used to identify and evaluate Board membership and director independence; and (3) any policies with regard to diversity on the Board;

(b)

identify, review the qualifications of, and recruit new director candidates for election to the Board, and assess the qualifications, contributions and independence of incumbent directors in determining whether to recommend them for reelection to the Board;

(c)	discuss succession planning for the Board and key leadership roles on the Board and its committees;

(d)

oversee procedures for the consideration of director candidates recommended for the Committee’s consideration by the Company’s stockholders, including the submission of any proxy access nominees by stockholders;

(e)	recommend to the Board the Company’s candidates for election or reelection to the Board at each annual stockholders’ meeting;

(f)	recommend to the Board candidates to be elected by the Board as necessary to fill vacancies and newly created directorships;

(g)

review Company disclosures concerning the specific experience, qualifications, attributes or skills that led to the conclusion that each director and nominee should serve as a director in light of the Company’s business and structure;

(h)

review annually the relationships between directors, the Company and members of management and recommend to the Board whether each director meets the definition of “independent” under NYSE rules, as determined by the Board;

(i)

assess the appropriateness of a director continuing to serve on the Board upon a substantial change in the director’s principal occupation or business association from the position such director held when originally invited to join the Board, and recommend to the Board any action to be taken with respect thereto;

(j)

annually evaluate the composition of the Board to assess whether the skills, experience and other criteria established by the Board are currently represented on the Board as a whole and in individual directors, and to assess the criteria that may be needed in the future;

(k)	as part of the search process for each new director, include women and minorities in the pool of candidates (and instruct any search firm the Committee engages to do so);

(l)

(1) annually review the Board’s leadership structure in light of the specific characteristics or circumstances of the Company and recommend any changes to the Board as appropriate; (2) discuss in coordination with the Audit Committee the effect on the Board’s leadership structure of the Board’s role in the risk oversight of the Company; and (3) review and approve Company disclosures relating to Board leadership;

(m)	make recommendations to the Board concerning the size, structure, composition and functioning of the Board and its committees;

(n)	recommend committee members and chairpersons to the Board for appointment and consider periodically rotating directors among the committees;

(o)	review directorships at other for-profit organizations offered to directors and senior officers of the Company;

(p)	review and assess the channels through which the Board receives information, and the quality and timeliness of information received;

(q)	coordinate with management to develop an appropriate director orientation program and identify continuing education opportunities;

(r)	annually coordinate and oversee the evaluation of the role and performance of the Board, its committees, individual directors and management in the governance of the Company;

(s)	develop and recommend to the Board a set of corporate governance guidelines, and annually review these guidelines and recommend changes to the Board as appropriate;

(t)	review and address conflicts of interest of directors and executive officers, and the manner in which any such conflicts are to be monitored;

(u)	review on a periodic basis, and as necessary when specific issues arise, relations with the Company’s stockholders and advise the Board on effective and appropriate stockholder communications;

(v)	review emerging corporate governance issues and practices, including proxy advisory firm policies and recommendations;

(w)

conduct an annual self-evaluation of the performance of the Committee, including its effectiveness and compliance with this charter, and recommend to the Board such amendments of this charter as the Committee deems appropriate;

(x)

report regularly to the Board on Committee findings, recommendations and any other matters the Committee deems appropriate or the Board requests, and maintain minutes or other records of Committee meetings and activities; and

(y)	undertake such other responsibilities as the Board may delegate or assign to the Committee from time to time.

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